EXHIBIT 10.7
October 30, 2007
Mr. Larry Richman
1021 E. Olive Street
Arlington Heights, IL 60004
Dear Mr. Richman:
     It is my pleasure to extend to you an offer of employment as President and Chief Executive Officer of PrivateBancorp, Inc. and Chairman, President and Chief Executive Officer of The PrivateBank and Trust Company upon the terms set forth in the attached term sheet agreement. As we discussed, your compensation includes a significant equity award in order to induce you to join the bank and forego other employment opportunities. We are very excited about the prospect of having you join our team. We would like you to start as soon as possible, but in no event later than November 15, 2007.
     To the extent that we enter into employment arrangements with any of your direct reports having terms and conditions (other than base salary, target bonus, any buy-out of forfeitures, and benefits and perquisites directly relating to the level of your compensation) that are more favorable than the terms and conditions in this term sheet agreement, we will update your term sheet agreement to reflect those more favorable terms. In this regard, Joan Schellhorn, our Chief Human Resources Officer, will follow-up with you as appropriate.
     This offer has been approved by the Board of PrivateBancorp, Inc. and will remain open for your acceptance until 5:00 p.m. (Central time) on November 15, 2007. If you accept this offer prior to November 5, 2007, you will not commence your duties as Chief Executive Officer until that date. Please signify your acceptance of this offer by signing as indicated below. You may return this offer letter to the following confidential fax 312.683.1493.
Sincerely,
/s/ Ralph B. Mandell
Ralph B. Mandell
Chairman of the Board
President and Chief Executive Officer

Accepted:	/s/ Larry Richman	Date:	October 31, 2007

Larry Richman

EXECUTION VERSION
LARRY RICHMAN

Position; Reporting Relationship	President and Chief Executive Officer of PrivateBancorp, Inc. (the “Holding Company”) and Chairman, President and Chief Executive Officer of The PrivateBank and Trust Company (the “Bank”). You will also be appointed to be a member of the Boards of the Holding Company and of the Bank.

You will initially report to Ralph Mandell and the Special Committee appointed by the Holding Company Board. On or before the annual shareholders meeting in April 2008 you will begin reporting solely to the respective Boards.

Base Salary	$785,000 per year subject to increase, but not decrease from time to time (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Bank, unless such reduction occurs during the two-year period commencing upon the occurrence of a Change in Control), in the sole discretion of the Bank, and any such increased (or decreased) amount shall mean “Base Salary” for purposes of this term sheet agreement. Your initial Base Salary reflects your base salary with your immediate predecessor employer of $775,000, plus $10,000 to reflect that the Bank does not provide cars or car allowances to its employees.

Annual Bonus	125% of base salary at target.

The Compensation Committee does not intend to propose a 2008 annual bonus plan that will limit the bonus payable to the target amount.

Inducement Equity Award	As a material inducement for you to join the Holding Company and the Bank, you will receive an initial award of 375,000 stock options and 150,000 shares of restricted stock with an estimated combined value of approximately $9,200,000 (based on the FAS 123R value assigned to such award by the Holding Company) that is expected to be granted during November 2007, but in no event later than December 31, 2007. The stock options will have a 10-year term. The award of restricted stock and one-half of the stock options (“performance stock options”) will be subject to performance vesting requirements and continued service during the performance period generally applicable to such awards, and the other one-half of the stock options (“time-vesting stock options”) will be subject to time vesting requirements only, all as more particularly described on Attachment A hereto.

If, prior to the date on which your initial equity award is fully vested, your employment is terminated due to your death or Disability (as defined in the award agreement), your employment is involuntarily terminated by the Bank without Cause or voluntarily terminated by you for Good Reason, the unvested portion of the restricted stock and the stock options will become immediately fully vested and the stock options will become exercisable. Upon such termination of employment, the vested stock options will be exercisable for 1 year after the date of termination (but not beyond the last day of the stock option term).

You will become fully vested in your initial equity award upon the occurrence of a Change of Control.

To the extent that the Bank has or hereafter enters into a broker-assisted (FRB Reg. T) cashless exercise program for stock option awards to employees of the Bank, the initial stock option award will be included in such program.

The restricted shares and stock options will be subject to the terms and conditions of an equity incentive plan and award agreements to be adopted by the Board of Directors of the Holding Company; provided, however, that with respect to the terms and conditions described above, if there is a conflict between this term sheet agreement and the equity incentive plan and/or an award agreement thereunder, the document that is more favorable to you will control.

You will be eligible for future equity awards from time to time, in accordance with the terms of the Holding Company’s incentive plans as then in effect, in such amount, if any, as is determined in the sole discretion of the Compensation Committee.

“Cause,” “Good Reason” and “Change of Control” are defined on Attachment B.

Buy-Out	You have advised the Holding Company and the Bank that your previous employer owes you $2,500,000 in respect of long-term incentive plan units that are fully vested and payable to you on January 2, 2008. To the extent that you substantiate such obligation to you and your previous employer does not pay that amount to you by January 31, 2008, on February 1, 2008 the Bank will pay such amount to you to make you whole; provided, that you will refund to the Bank all amounts you thereafter recover from your previous employer, you will exercise all reasonable efforts to collect such amount from your previous employer (provided that the Bank reimburses you for the expenses you incur in connection with such collection efforts), and in all events the Bank will be subrogated to all rights you have in such amount payable by your previous employer and the Bank will have a right to offset other compensation payable to you by the amount you recover from your previous employer in such circumstances.

Benefits; Perquisites	On the first of the month after your start date, you are eligible to participate in the Bank’s medical and dental insurance plans as well as participate in the flexible benefits plan and the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan (KSOP). Our KSOP currently provides the additional benefit after a year of service of a company match of $.50 on the dollar on your elected contributions of up to the first 6% of compensation. Life insurance and accidental death and dismemberment insurance (both at two times your Base Salary, subject to applicable maximum coverage provisions) are provided by the Bank. The long term disability insurance is also provided by the Bank.

You will also be furnished with such perquisites which may from time to time be provided by the Holding Company and the Bank which are suitable to your position and adequate for the performance of your duties hereunder and reasonable in the circumstances. Such perquisites include, but are not limited to, reimbursement for dues at one approved country club and one approved luncheon club in the Chicago Metropolitan area.

Vacation	Standard Bank vacation policy, but not less than 4 weeks per calendar year.

Severance Benefits (Termination without Cause or for Good Reason) (prior to, or more than 2 years after, a Change of Control)	Upon an involuntary termination of your employment by the Bank without Cause or voluntary termination of employment by you for Good Reason, you will receive:

(i) A pro rata bonus based on your prior year’s bonus (if any) (assumed to be the target bonus until the 2008 bonus, if any, is payable) and the number of days elapsed during the year in which the date of termination occurs (the “Pro Rata Bonus”);

(ii) Severance payments equal to 150% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years (or such fewer number of years as you have been employed — assuming target bonus until the 2008 bonus, if any, is payable) immediately preceding the calendar year in which your date of termination occurs, payable in substantially equal monthly installments for a period of 18 months in accordance with the Bank’s regular payroll practices;

(iii) Continuation for 18 months of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination;

(iv) Payment of all Buy-Out amounts, in the manner and at the time provided in this term sheet agreement, that remain unpaid as of your termination date; and

(v) Base Salary earned but not paid and vacation accrued and unused through your termination date, any annual bonus that is earned in a fiscal year preceding the fiscal year of your termination but not paid as of the termination date, and such other earned but unpaid amounts under the employee benefit plans in which you participate as of the termination date that are payable to you in accordance with the terms thereof, (collectively “Accrued Obligations”).

Any payments and benefits to you under this Severance Benefits section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

If you are a “specified employee” of the Holding Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), then you shall receive payments during the 6 month period immediately following your date of termination equal to the lesser of (x) the amount payable under this severance provision or (y) two (2) times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which your date of termination occurs (with any amounts that otherwise would have been payable under this severance provision during such 6 month period being paid on the first regular payroll date following the 6 month anniversary of the date of termination).

Change of Control Severance	For the period commencing six months prior to a Change of Control and ending on the second anniversary of such Change of Control that occurs on or before that date, upon an involuntary termination of your employment by the Bank without Cause or voluntary termination of employment by you for Good Reason at or after a Change of Control, you will receive:

(i) The Pro Rata Bonus;

(ii) Severance equal to 300% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting

Good Reason), plus (B) the greater of (x) your prior year’s bonus or (y) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years (or such fewer number of years as you have been employed — assuming target bonus until your first annual bonus has been paid) immediately preceding the calendar year in which your date of termination occurs, payable in a single lump sum payment within 30 days after the date of termination, or if your termination of employment occurs within six months prior to a Change of Control, then within 5 business days after the Change of Control you will receive a single lump sum payment equal to (p) the amounts due you under this clause (ii) reduced by (q) the sum of all amounts paid to you under clause (ii) of Severance Benefits (above in this term sheet agreement), so that no amount of the lump sum payment under this clause (ii) is duplicative;

(iii) Continuation for 36 months of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination;

(iv) Payment of all Buy-Out amounts in a single lump sum within 30 days after the date of termination and otherwise in the manner provided in this term sheet agreement, that remain unpaid as of your termination date;

(v) Outplacement for 24 months; and

(vi) The Accrued Obligations. Any payments and benefits to you under this Change of Control Severance section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

Code Section 280G	If any payments or benefits constitute “excess parachute payments” (as defined in Code Section 280G), you will be fully grossed up.

Full Satisfaction; Release of Claims	Any termination payments made and benefits provided to you under this term sheet agreement shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Bank or its affiliates.

As a condition precedent to the payment of all amounts, benefits and vesting of your initial equity award, other than your Accrued Obligations, pursuant to your involuntary termination of employment without Cause or your voluntary termination of employment for Good Reason at any time, you shall execute a waiver and general release of claims, substantially in the form customarily obtained by the Bank from its terminating executive employees, which waiver and general release of claims is not revoked during any applicable seven (7) day revocation period. For the avoidance of doubt, such waiver and general release will not adversely affect your ability to enforce the terms of this term sheet agreement, your indemnification rights under the Bank’s by-laws and this term sheet agreement, your rights to coverage under the Bank’s directors and officers liability insurance; your and your covered dependents’ rights to COBRA continuation coverage, your rights to vested employee benefits, and other rights that cannot be waived by operation of law.

Restrictive Covenants (confidentiality, non-competition, non-solicitation)	You will not at any time during or following your employment with the Holding Company and the Bank, directly or indirectly, disclose or use on your behalf or another’s behalf, publish or communicate, except in the course of your employment and in the pursuit of the business of the Holding Company and the Bank or any of its subsidiaries or affiliates, any proprietary information or data of the Holding Company and the Bank or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which the Holding Company and the Bank may reasonably regard as confidential and proprietary. You recognize and acknowledge that all knowledge and information which you have or may acquire in the course of your employment, such as, but not limited to, the business, developments, procedures, techniques, activities or services of the Holding Company or the Bank or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Holding Company or the Bank are their sole valuable property, and shall be held by you in confidence and in trust for their sole benefit. All records of every nature and description which come into your possession, whether prepared by you, or otherwise, shall remain the sole property of the Holding Company or the Bank and upon termination of your employment for any reason, said records shall be left with the Holding Company or the Bank as part of its property.

During the period of your employment with the Holding Company and the Bank and for a period of 1 year after termination of your employment for any reason, you will not

(except in your capacity as an employee of the Holding Company and the Bank) directly or indirectly, for your own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity:

(i) engage, directly or indirectly, in any business which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the area encompassed within a 50 mile radius surrounding your office as of your date of termination that provides that provides banking products, or that provides non-banking products or services of a type that accounted for more than 10% of the Holding Company’s gross revenues for the fiscal year immediately preceding your date of termination, that the Holding Company or the Bank or any of their subsidiaries or affiliates provide as of your date of termination, provided that this subsection (i) shall not become applicable unless you are employed by the Bank at any time on December 31, 2008;

(ii) solicit or induce, or attempt to solicit or induce any client or customer of the Holding Company or the Bank or any of their subsidiaries or affiliates not to do business with the Bank or Holding Company or any of its subsidiaries or affiliates; provided that, respecting any such client or customer of the Holding Company or the Bank that was a client or customer of your immediate prior employer on the date hereof, and for which you or one of your direct or indirect reports were the primary relationship manager, this subsection (ii) shall not become applicable unless you are employed by the Holding Company or the Bank at any time on December 31, 2008; or

(iii) solicit or induce, or attempt to solicit or induce, any employee or agent of the Holding Company or the Bank or any of their subsidiaries or affiliates to terminate his or her relationship with the Holding Company or the Bank or any of their subsidiaries or affiliates.

The foregoing provisions shall not be deemed to prohibit your ownership, not to exceed 5% of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market.

You agree that, as the Holding Company’s and the Bank’s sole remedy for any breach (or threatened breach) of the non- competition covenant at subparagraph (i) above, respecting your initial restricted stock and stock option award above:

(x) you will immediately forfeit all unexercised stock options (whether then vested or unvested) then held by you, all shares of stock of the Holding Company (or any successor) acquired upon the exercise of vested stock options and then held by you, and all shares of restricted stock (whether vested or unvested, restricted or unrestricted) then held by you;

(y) you will immediately repay to the Holding Company a cash sum in the principal amount equal to all gross proceeds (before-tax) realized by you upon the sale or other disposition of shares of stock of the Holding Company (other than shares relating to open market purchases by you) occurring at any time during the period commencing on the date that is three years before the date of termination of your employment and ending on the date that the noncompetition covenant lapses (“Refund Period”) , together with interest accrued thereon, from the date of such breach or threatened breach, at the prime rate (compounded calendar monthly) as published from time to time in The Wall Street Journal, electronic edition (“Interest”); and

(z) you will repay to the Holding Company a cash sum equal to fair market value of all shares of stock of the Holding Company (other than shares relating to open market purchases by you) and all stock options transferred by you as gifts at any time during the Refund Period, together with Interest, and for which purpose, “fair market value” per share of stock shall be the closing price of one share of Holding Company common stock on the date such gift occurs and per stock option shall be the positive difference, if any, between the fair market value of a share of stock, above, and the stock option exercise price.

You further agree that a breach (or threatened breach) of the confidentiality and/or non-solicitation covenants in subparagraphs (ii) and (iii) above will result in irreparable harm to the business of the Holding Company and the Bank, a remedy at law in the form of monetary damages for any breach (or threatened breach) by you of these covenants is inadequate, in addition to any remedy at law or equity for such breach, the Holding Company and the Bank shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by you of such obligations and to enjoin you from engaging in any activity in violation thereof, and the covenants on your part contained above shall be construed as agreements independent of any other provisions in this term sheet agreement, and the existence of any claim, setoff or cause of action by you against the Holding Company or the Bank, whether predicated on this term sheet or otherwise, shall not constitute a defense or bar to the specific enforcement by the Holding Company or the Bank of said covenants.

In the event of a breach or a violation by you of any of the covenants and provisions above, the running of the non-compete period (but not your obligations thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

You agree that the covenants above are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision above is invalid or unenforceable, you agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace an invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this term sheet agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Your Representations	You represent that except as otherwise previously disclosed to the Company in writing, you are not a party to any confidentiality, non-competition or non-solicitation agreement or understanding, whether written or oral, with any prior employer that would prevent you from entering into an employment relationship with the Holding Company or the Bank , or prevent or restrict your ability to fulfill your obligations as an employee of the Holding Company or the Bank. You further represent that you have not and will not take or retain any confidential information or trade secrets (whether in hard copy or electronic format) from any previous or current employer prior to assuming your position at the Holding Company and the Bank.

Indemnification	You will be indemnified in accordance with the Company’s bylaws. You will be indemnified for any claims that might be brought by your prior employer (or any successor and/or any affiliate thereof) relating to your negotiation or acceptance of employment with the Holding Company and the Bank (including any alleged conflict of interest created by such negotiation or acceptance) or the performance of your duties for the Holding Company and the Bank. You will also be covered by the Holding Company and the Bank’s directors and officers liability insurance coverage as in effect from time to time.

Fee Reimbursement	You will be reimbursed for up to $10,000 of the professional fees incurred by you relating to the negotiation and documentation of your employment arrangements.

Code Section 409A	It is intended that any amounts payable under this term sheet agreement and the Holding Company’s, the Bank’s and your exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed under Section 409A of the Code. To the extent any amount payable under this term sheet agreement would trigger the additional tax imposed by Code Section 409A, this term sheet agreement shall be modified to avoid such additional tax.

Board Approval	The Holding Company and the Bank represent and warrant to you that they have taken all corporate action necessary to authorize and to enter into this term sheet agreement.

Amendment	This term sheet agreement shall not be amended or modified except by written instrument executed by the Bank and you.

Binding Agreement	This term sheet agreement shall be binding upon and inure to the benefit of the heirs and representatives of you and the successors and assigns of the Holding Company and the Bank.

Governing Law	Illinois.

ATTACHMENT A
PRIVATEBANCORP, INC. INDUCEMENT EQUITY DESIGN PROPOSAL

EQUITY GRANT FEATURE
PERFORMANCE SHARES
PERFORMANCE STOCK OPTIONS
TIME-VESTING STOCK OPTIONS

1.	Allocation of Total Award
•	50% of value of the Awards.
•	25% of value of the Awards.
•	25% of value of the Awards.

2.	Time Vesting
•	N/A
•	N/A
•	20% per fiscal year of service, 1/1/2008-12/31/2012.

3.	Performance Vesting
•	Based on stock price performance objectives: 20% compound annual stock price growth 2008-2012.

•	Stock price base is 10-day average price prior to date of Award.

•	20% of the Award vests per year, based on attainment of stock price objective for that year. Objective must be met for 20 consecutive trading days during that fiscal year to vest.

•	Employed on 12/31 of performance year.

•	If the PIPE (or other investment) does not close by 3/31/08 for at least $150 million capital gross proceeds, the performance restrictions will lapse as to 25% of the Performance Shares and such shares shall be time-vested restricted stock vesting at the rate of 20% per fiscal year of service.
•	Based on EPS performance objectives: 20% compound annual EPS growth 2008 — 2012.

•	Earnings base is the sum of EPS for 4 quarters 12/06 — 9/07.

•	20% of the Award vests per year, based on attainment of EPS objective for that year.

•	Employed on 12/31 of performance year.
•	None

4.	“Catch-Up” Performance Vesting
•	As of 12/31 each year: To extent not vested, Award will vest for prior years if later year stock price objective is attained.

•	Must be employed on 12/31 of year objective is attained.
•	As of 12/31/2012: To extent not vested, Award will vest:

Cum. Cmpd.	Vested % of
Growth *	Award
15.0% ($12.87)	50%
17.5% ($13.82)	75%
20.0% ($14.82)	100%

*	Estimated EPS targets
•	Must be employed on 12/31/2012.
•	N/A

EQUITY GRANT FEATURE
PERFORMANCE SHARES
PERFORMANCE STOCK OPTIONS
TIME-VESTING STOCK OPTIONS

5.	Minimum 25% Vesting
•	As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested shares).

•	Must be employed on 12/31/2012.
•	As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested options).

•	Must be employed on 12/31/2012.
•	N/A

6.	“Good Leaver” Treatment
•	Full accelerated vesting.
•	Full accelerated vesting.

•	1 year to exercise from date of termination.
•	Full accelerated vesting.

•	1 year to exercise from date of termination.

ATTACHMENT B
DEFINITIONS
     “Cause” shall mean (A) your willful and continued (for a period of not less than ten (10) business days after written notice thereof during which you may remedy such failure if capable of remedy) failure to perform substantially the duties of your employment (other than as a result of physical or mental incapacity, or while on vacation or other approved absence) which are within your control (mere inability to achieve financial or other performance targets or objectives, alone, shall not constitute such a willful and continued failure); or (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Holding Company or the Bank; or (C) your conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of the Holding Company or the Bank for which you are charged solely as a result of your offices with the Holding Company or the Bank and in which you were not directly involved and did not have prior knowledge of such actions or intended actions); provided, however, that no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Holding Company or the Bank; and provided further that no act or omission by you shall constitute Cause hereunder unless the Holding Company or the Bank has given detailed written notice thereof to you, and you have failed to remedy such act or omission.
     “Good Reason” shall mean the occurrence, other than in connection with a discharge, of any of the following without your consent: (A) you are not re-elected or are removed from the positions with the Holding Company or the Bank set forth in the subsection relating to Position, other than as a result of your election or appointment to positions of equal or superior scope and responsibility; or (B) you shall fail to be vested by the Holding Company or the Bank with the power and authority of any of said positions, excluding for this purpose any isolated action not taken in bad faith and which is remedied by the Holding Company or the Bank promptly after receipt of written notice thereof given by you; or (C) any failure by the Holding Company or the Bank to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Holding Company or the Bank promptly after receipt of written notice thereof given by you; or (D) the Holding Company or the Bank requiring you to be based at an office or location which is more than 50 miles from your offices as of the Effective Date. In addition, any termination by you during the ninety (90) day period beginning on the first anniversary of the date of a Change in Control shall be deemed to be for “Good Reason.”
     “Change of Control”1 shall be deemed to have occurred upon the happening of any of the following events:

[1]	This definition is based on the existing stock incentive plan’s definition. It remains subject to review and approval by the Board.

          (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of PrivateBancorp, Inc. (the “Company”) or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from the Company, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by the Company; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or
          (ii) Individuals who, as of the [date of the award], constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or
          (iii) Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or
          (iv) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company; or
          (v) (I) a sale or other transfer of the voting securities of the Bank, whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction the Company does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to the Company or any subsidiary of the Company.